As filed with the United States Securities and Exchange Commission on August 10, 2005
Registration No. 333-****

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
M&T BANK CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK
(State or other jurisdiction of incorporation or organization)	16-0968385 (IRS Employer Identification No.)
One M&T Plaza
Buffalo, New York 14203
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M&T Bank Corporation
2005 Incentive Compensation Plan
(Full title of the plan)

Mark W. Yonkman, Esq.
Senior Vice President and General Counsel
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5390
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration fee
to be registered	registered (1)	unit (2)	price (2)	(3)
Common Stock, $0.50 Par Value	8,702,379	$107.60	$936,375,980.40	$110,211.45

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities which may become issuable pursuant to anti-dilution provisions of the M&T Bank Corporation 2005 Incentive Compensation Plan.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(h), on the basis of the average high and low sale prices of the Registrant’s Common Stock as reported on August 8, 2005 on the New York Stock Exchange, which date is within 5 business days prior to the date of the filing of this Registration Statement.
(3) Pursuant to Rule 457(p), M&T Bank Corporation offsets the $110,211.45 registration fee by $40,535.69 of fees paid by M&T Bank Corporation for common stock securities remaining unsold after the termination of M&T Bank Corporation’s Registration Statement on Form S-8, Registration Number 333-63660, initially filed on June 22, 2001.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
          The documents containing the information required in Part I of this Registration Statement will be provided to each participant as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) in accordance with the instructions to Form S-8, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          The purpose of this Registration Statement is to register 8,702,379 shares of common stock, $0.50 par value, reserved for issuance pursuant to the M&T Bank Corporation 2005 Incentive Compensation Plan (the “Plan”). This number includes 6,000,000 new shares reserved for issuance under the Plan and 2,702,379 shares remaining available under the M&T Bank Corporation 2001 Stock Option Plan

Item 3.	Incorporation of documents by Reference.
          The following documents filed by M&T Bank Corporation (File No. 1-9861) (“M&T”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
a.	M&T’s Annual Report on Form 10-K for the year ended December 31, 2004;

b.	M&T’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005;

c.	M&T’s Current Reports on Form 8-K filed with the Commission on January 7, 2005, January 11, 2005, February 18, 2005, March 15, 2005, April 19, 2005, April 21, 2005, June 22, 2005 and July 12, 2005; and

d.	The description of the common stock of M&T (“M&T Common Stock”), contained in a registration statement on Form 8-A filed by M&T on May 20, 1998, and any amendments or reports filed for the purpose of updating such description.
          All documents filed by M&T after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all M&T Common Stock offered hereby has been sold or which deregisters such M&T Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
          Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
               Mark W. Yonkman, Esq., Senior Vice President and General Counsel of M&T, has delivered a legal opinion to the effect that the issuance and sale of the M&T Common Stock offered hereby was duly authorized by M&T and that such M&T Common Stock will be validly issued, fully paid and nonassessable when issued pursuant to the Plan. As of August 10, 2005, Mr. Yonkman held options granted under the M&T Bank Corporation 2001 Stock Option Plan covering 21,000 shares of M&T Common Stock, 1,200 of which are currently exercisable.

Item 6.	Indemnification of Directors and Officers.
          Sections 721 and 722 of the New York Business Corporation Law (“NYBCL”) provide for indemnification of directors and officers. Section 721 of the NYBCL provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled.
          Section 722 of the NYBCL provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.

          The certificate of incorporation of M&T provides that M&T will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.
          M&T carries directors’ and officers’ liability insurance coverage that insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7.	Exemptions from Registration Claimed.
          Not Applicable.

Item 8.	Exhibits
          The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit 4.1	M&T Bank Corporation 2005 Incentive Compensation Plan, incorporated by reference to Appendix A to the Proxy Statement of M&T Bank Corporation dated March 4, 2005 (File No. 1-9861).

Exhibit 4.2	Form of Incentive Stock Option Agreement, filed herewith.

Exhibit 4.3	Form of Nonqualified Stock Option Agreement, filed herewith.

Exhibit 4.4	Form of Restricted Stock Award Agreement, filed herewith.

Exhibit 5	Opinion of Mark W. Yonkman, Esq., filed herewith.

Exhibit 23.1	Consent of Mark W. Yonkman, Esq., included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

Exhibit 24	Powers of Attorney, filed herewith.

Item 9.	Undertakings.
          M&T hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that the undertakings set forth in paragraphs 1(a) and 1(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by M&T pursuant to Section 13 or 15(d) of the Exchange Act, which are incorporated by reference in this registration statement.
          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          4. That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of M&T’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of M&T pursuant to the foregoing provisions, or otherwise, M&T has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by M&T of expenses incurred or paid by a director, officer or controlling person of M&T in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, M&T will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on August 10, 2005.

M&T BANK CORPORATION

By:	/s/ René F. Jones

René F. Jones
Senior Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 10, 2005:

Signature	Title

/s/ Robert E. Sadler, Jr.	President, Chief Executive Officer and Director

Robert E. Sadler, Jr.	(Principal Executive Officer)

/s/ René F. Jones	Senior Vice President and Chief Financial Officer

René F. Jones	(Principal Financial Officer)

/s/ Michael R. Spychala	Senior Vice President and Controller (Principal

Michael R. Spychala	Accounting Officer)

Director

William F. Allyn

*	Director

Brent D. Baird

*	Director

Robert J. Bennett

*	Director

C. Angela Bontempo

Signature	Title

Director

Robert T. Brady

*	Director

Emerson L. Brumback

*	Director

Michael D. Buckley

*	Director

Patrick J. Callan

*	Director

R. Carlos Carballada

Director

T. Jefferson Cunningham III

*	Director

Richard E. Garman

*	Director

Derek C. Hathaway

Director

Daniel R. Hawbaker

*	Director

Patrick W.E. Hodgson

*	Director

Gary Kennedy

*	Director

Richard G. King

Signature	Title

*	Director

Reginald B. Newman, II

*	Director

Jorge G. Pereira

*	Director

Michael P. Pinto

Director

Eugene J. Sheehy

*	Director

Stephen G. Sheetz

*	Director

Herbert L. Washington

*	Director

Robert G. Wilmers

*By:	/s/ Mark W. Yonkman	August 10, 2005

Mark W. Yonkman, Esq.
(Attorney-in-fact)
pursuant to Powers of Attorney filed herewith

INDEX TO EXHIBITS

Exhibit 4.1	M&T Bank Corporation 2005 Incentive Compensation Plan, incorporated by reference to Appendix A to the Proxy Statement of M&T Bank Corporation dated March 4, 2005 (File No. 1-9861).

Exhibit 4.2	Form of Incentive Stock Option Agreement, filed herewith.

Exhibit 4.3	Form of Nonqualified Stock Option Agreement, filed herewith.

Exhibit 4.4	Form of Restricted Stock Award Agreement, filed herewith.

Exhibit 5	Opinion of Mark W. Yonkman, Esq., filed herewith.

Exhibit 23.1	Consent of Mark W. Yonkman, Esq., included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

Exhibit 24	Powers of Attorney, filed herewith.